UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 8, 2006

Modtech Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-25161	33-0825386
(Commission File Number)	(IRS Employer Identification No.)

2830 Barrett Avenue, Perris, CA	92571
(Address of Principal Executive Offices)	(Zip Code)

(951) 943-4014
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On February 8, 2006, Modtech Holdings, Inc. ("Modtech") entered into employment agreements with its senior vice president of finance and chief financial officer, Dennis Shogren, and its senior vice president of operations and chief operating officer, Ronald Savona. The initial term of both agreements is approximately 11 months, expiring December 31, 2006. Thereafter, the agreements are automatically renewed on each December 31st for a term of one year, unless either Modtech or the employee elects not to renew the agreement 30 days prior to the expiration of its then current term.

Both agreements provide for an initial base salary of $230,000 per year. Mr. Shogren and Mr. Savona are both eligible to receive annual cash bonuses and equity awards in accordance with Modtech's executive incentive compensation plans. Each agreement provides for an initial grant of 106,650 shares of restricted stock. The shares will vest in equal amounts 33,550 on July 1, 2008, July 1, 2009 and July 1, 2010. The grants are subject to stockholder approval of an amendment to Modtech's equity compensation plan to provide for the issuance of restricted stock.

The employment agreements also provide that if Mr. Savona or Mr. Shogren are terminated or the term of their agreements is not renewed for any reason other than death, disability or for cause, or if they terminate their employment within one year after a "Change of Control" because of a significant reduction in their duties, they shall receive a severance payment equal to 12 months of their monthly base salary to be paid within 30 days after the termination of employment and to continued coverage in Modtech's group health and dental insurance plans at no premium cost for up to one year after termination. The agreements also provide for the payment of any bonus that may have been earned. The bonus will be pro-rated for the period employed during the applicable bonus period and will be paid when the employee would otherwise have received the bonus. The agreements do not provide for any reduction of the severance payment if the employee finds new employment, but do provide for a reduction in the payment if it would constitute a "parachute payment" under the Internal Revenue Code. For the purposes of the employment agreements, a “Change of Control” is deemed to occur if any person, entity or group acquires 50% or more of Modtech's outstanding stock and, as a result, the directors of Modtech immediately prior to the acquisition constitute less than 75% of the board of directors following the acquisition.

Both employment agreements contain indemnification provisions in favor of the employee and require Modtech to maintain general liability and directors and officers' liability insurance during the term of employment and for a period of 24 months thereafter. The employment agreements also contain confidentiality and non-solicitation covenants in favor of Modtech.

Copies of the employment agreements are attached to this report as Exhibit 10.1 and Exhibit 10.2.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number

10.1	Employment Agreement with Dennis Shogren
10.2	Employment Agreement with Ronald Savona

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 13, 2006	Modtech Holdings, Inc.

	by:	/s/ Dennis L. Shogren
Dennis L. Shogren
Chief Financial Officer